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                                                                    EXHIBIT 99.1

                                                                    CONFIDENTIAL




                       [Southmark Corporation Letterhead]


                                 May ___, 2000


Dear Stockholder:

     Enclosed is a copy of a Current Report on Form 8-K recently filed with the Securities and Exchange Commission that discloses a recent transaction affecting your ownership of Common Stock and Redeemable Series A Preferred Stock of Southmark Corporation.

     As described in more detail in the enclosed Report, the Board of Directors of Southmark has approved a transaction where I, individually, will sell 178,270.25 shares of Redeemable Series A Preferred Stock and 2,358 shares of Common Stock of Southmark (constituting all of the shares of Southmark's capital stock that I own) to A&B Capital Corporation for a purchase price calculated on the basis of $1.50 per share of Redeemable Series A Preferred Stock. The Board has also approved the sale by Grace Bros. Ltd. of 787,271 shares of Redeemable Series A Preferred Stock and 7,343,156 shares of Common Stock to A&B Capital Corporation. Since Grace's shares will allow A&B Capital to obtain a controlling interest in Southmark, A&B Capital has agreed to pay Grace an additional 50 cents per share of Redeemable Series A Preferred Stock. Upon the closing of these transactions, A&B Capital will own approximately 34 percent of the outstanding shares of Redeemable Series A Preferred Stock and approximately 20 percent of the outstanding shares of Common Stock. In addition, I intend to resign from my positions as President, Chief Executive Officer and Chairman of the Board, and appoint two individuals designated by A&B Capital as members of the Board of Directors of Southmark.

     It was a condition to the Board's approval of these transactions that all other holders of Redeemable Series A Preferred Stock receive at least the same consideration per share as I receive from A&B Capital. Therefore, A&B Capital agreed to cause Southmark to have an amount of funds or other value sufficient to enable Southmark to make a distribution of $1.50 in cash for each outstanding share of Redeemable Series A Preferred Stock by no later than July 31, 2000. Although not obligated to do so, I presently intend to remain in my current capacities with Southmark until this distribution is made. A&B will contribute or loan funds to Southmark to enable Southmark to make the distribution. If A&B loans funds to enable Southmark to effect the cash distribution, the loan will be repaid from the potential recoveries from items of pending litigation described below. After the distribution, Southmark stockholders will continue to own their shares of Redeemable Series A Preferred Stock and/or Common Stock.
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     As Chairman of the Board of Southmark, my goal has been to maximize the ultimate distribution in liquidation to the holders of the Southmark's Series A Redeemable Preferred Stock. For this reason, I have postponed the planned liquidation and dissolution of Southmark in order to continue to pursue various litigation claims in which Southmark has a high probability of recovering significant damages. Southmark has recovered a total of $5,953,834 since January 1997 in connection with a successful outcome in Securities and Exchange Commission v. Drexel Burnham Lambert Incorporated, et al. Further, Southmark recovered $580,918 in the settlement of Harmon Envicon Associates v. Southmark Corporation.

     As of the date hereof, Southmark is currently pursuing two claims in which the potential recovery is approximately $3 million in the aggregate. In Southmark Corporation v. Shulte, Roth & Zabel, L.L.P., Southmark has a judgment in the amount of $1 million in its favor, plus pre-judgment interest. The defendants in this action have obtained an irrevocable standby letter of credit in favor of Southmark in the amount of $1,419,652.22 on December 9, 1999 to cover the required bond pending defendants' appeal of the judgment. The judgment has, in fact, been appealed to the Fifth Circuit and it is expected that oral arguments on the appeal will be heard in the next six months. In Southmark Corporation v. Jerri Coppa-Knudson, Liquidation Agent, the bankruptcy court following a trial in November 1998 determined that Southmark has a claim for damages against Double Diamond Ranch Limited Partnership in the approximate amount of $1,251,868. The bankruptcy court also ruled, however, that Southmark is entitled to no distributions of assets on account of that claim in that the Partnership has no right of contribution against its affiliated debtors. Southmark appealed this ruling and the amount of Southmark's damages to the District Court. On March 21, 2000, the District Court affirmed the bankruptcy court's calculation of Southmark's damages at $1,251,868, but vacated the portion of the bankruptcy court ruling denying the Partnership's right of contribution. We expect that this issue should be resolved in the next few months.

     In approving the transaction with A&B Capital, the Board carefully considered the timing and amount of potential recoveries in the two outstanding claims of Southmark, as compared with the opportunity for the holders of Redeemable Series A Preferred stock to receive $1.50 cash per share by July 31, 2000. The Board determined that the transaction with A&B Capital presented the best course of action for the Southmark stockholders, especially in light of the fact that you are not being asked to sell or otherwise part with your shares of Redeemable Series A Preferred Stock or your Common Stock and, therefore, you may participate as a continuing stockholder in any potential opportunities created by Southmark's new management. Although A&B has not provided us with specific details on its plans for Southmark, we understand that A&B intends to explore the possibility of adding to Southmark one or more business operations not yet identified.
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Stockholders of Southmark Corporation
May __, 2000
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     If you have any questions about how this transaction affects your ownership of capital stock in Southmark, please do not hesitate to call me.

                                        Sincerely,



                                        Charles B. Brewer
                                        Chief Executive Officer, President
                                        and Chairman of the Board